Carbon Sequestration Test

Well Agreement

This Agreement is made this 22nd day of December, 2008, by and between:

CITY OF JAMESTOWN BOARD OF PUBLIC UTILITIES, a municipal

utility company, 92 Steele St., P.O. Box 700, Jamestown, New York 14701

(hereinafter "BPU"), and

UNBRIDLED ENERGY NEW YORK, LLC., 2100 Georgetown Drive,

Suite 301, Sewickley, Pennsylvania 15143 (hereinafter "UE").

RECITALS

The BPU is investigating the construction of a coal fired power plant utilizing oxygen- enhanced combustion and carbon dioxide capture and sequestration, to be located at its current power plant in the City of Jamestown, New York. The BPU desires to obtain stratigraphic data in order to assess the suitability of lands in Chautauqua County for the sequestration of carbon dioxide gases from the proposed power plant.

The BPU has obtained grant funding from the New York State Energy Research and Development Authority (NYSERDA), for the purposes of conducting this stratigraphic assessment. A copy of the statement of work from the NYSERDA Grant Agreement is attached hereto as Exhibit A. The BPU has, or will, enter into agreements with Ecology & Environment, Inc. ("ERIE"), and may enter into agreements with other companies to perform portions of the stratigraphic assessment. E&E has, or will, enter into contracts with other companies to assist in their scope of work. The E&E scope of work is attached hereto as Exhibit B.

UE has obtained leases to drill wells in the Town of Ellery, Chautauqua County, New York, which has been identified by the BPU as a potential location for a carbon sequestration well. As an independent contractor to the BPU, UE will secure the necessary permits, and will hire contractors and subcontractors, to drill a well and obtain sub-surface samples and data as required by the BPU and its contractors and subcontractors to fulfill the BPU's obligation to NYSERDA. Upon completion of testing, UE will, at its discretion, (i) maintain the well at its test-well depth, (ii) plug it back to any uphole gas well depth and produce it as a natural gas well, or (iii) plug to abandon the well. The cost to plug to abandon the portion of the well below the Medina formation will be paid by BPU.

Now, Therefore, upon the foregoing, and the mutual covenants hereinafter contained, the parties agree as follows:

1.

The well will be drilled in a location to be mutually agreed upon by the parties, within the area in which UE has already obtained lease rights to drill wells. The parties acknowledge that time is of the essence, and agree to use best efforts to complete the well on the schedule attached hereto as Exhibit C.

2.

UE will obtain necessary permits for the drilling of the well prior to the commencement of drilling and will provide the BPU with evidence of said permits upon request.

3.

UE will enter into contracts with a drilling company, which it represents has the capability to drill the well, and will enter into contracts with such other companies as are necessary to perform testing specified by the BPU, its contractors and subcontractors, as such tests are described in Exhibit A. UE will work cooperatively with the BPU, its contractors and subcontractors to coordinate the drilling and testing required under the Exhibit A work scope attached hereto.

4.a

UE will drill a well in the agreed upon location to a depth of approximately 4,000 feet, at a diameter sufficient to perform stratigraphic testing. BPU employees, contractors and/or subcontractors shall have access to drilling information and logs during this period, but shall have no direction or control over the drilling operations.

4.b

Upon reaching approximately 4000 feet, the BPU and its contractors and subcontractors shall have full access to the derrick floor as well as all information related to the well drilling progress, drillers log, core, electrical logs or other surveys, log analysis, mud logging data, and any core analyses made by UE and its subcontractors. At no time will the BPU or its contractors or subcontractors have direction or control over the drilling or testing operations.

4.c

At the depth, and for the distances, determined by the BPU and its contractors and subcontractors, UE and its subcontractors shall perform approximately 300 feet of full rock core sampling, as contemplated by Exhibit A. Such samples will be marked and preserved for the BPU and its contractors and subcontractors for testing. BPU and its contractors and subcontractors shall work with TIE to coordinate the coring, core handling, and core analysis operations.

4.d

Upon completion of drilling through the cap rock and target formations to the basement rock "Pre-Cambrian Complex," approximately 7,700 feet, UE will perform rotary side wall coring of approximately so samples, as contemplated by Exhibit A, in two or more coring runs as specified by the BPU or its contractors and subcontractors. Coring samples shall be marked and set aside for the BPU for testing purposes.

4.e

At the completion of coring, UE shall cause its subcontractor, Schlumberger, to perform wire-line logging in accordance with Exhibit A.

5.

Upon completion of all initial testing, UE shall hold the well open for a period not to exceed two days for the determination by the BPU and its contractors of the necessity for additional testing, provided if the well hole is -unstable or likely to collapse, UE shall have the right to shorten such 2 day period and deal with the well hole as necessary. Upon expiration of the open well period, or notification by the BPU or its contractors or subcontractors that no additional testing will be performed, UE shall either plug the well to at any uphole depth that will allow UE to complete a gas well, or leave the test well open. If UE decides to plug the well, the work will be done in accordance with the standards in the well permit, and the BPU shall be responsible for the cost of plugging back uphole as far as the Medina formation. If UE decides to hold the well open at full depth, it accepts full responsibility for the costs of plugging the well.

6.

UE will pay the first $152,000 of expenses for the well, and will provide the BPU with documentation that payment of this amount has been made. Thereafter, UE will bill the BPU not more frequently than weekly. Each bill submitted shall state a cost for services along with documentation supporting the charges in accordance with the Authorization For Expenditure attached hereto as Exhibit D. Charges for contractors, subcontractors and material suppliers of UE will be billed at the rates charged to UE, plus a 15% overhead charge to cover the services performed by LTE, all in accordance with Exhibit D.

The BPU will pay UE -within 12 days of receipt of each invoice and documentation.

7.

As additional consideration under this Agreement, the BPU will provide LIE with copies of data and analysis of that data performed by the BPU, its contractors and subcontractors. The BPU shall not be liable for the accuracy of the data or the analysis thereof. LIE agrees to hold the BPU harmless from UE's use or dissemination of the data or analyses to third parties.

8.

During the term of this contract, UE shall maintain, at a minimum, the following insurance coverage:

A.

Workers Compensation and Employer's Liability within statutory limits.

B.

Commercial General Liability insurance covering bodily injury and property damage in an amount of $1 million per occurrence, $2 million aggregate.

C.

Comprehensive Automobile Liability insurance for owned and unowned autos in the amount of $1 million.

D.

Excess liability — umbrella form $4 million.

E.

Control of Well Insurance with limits not less than $3 million. The cost of this insurance will be billed to and paid by the BPU.

Proof of each policy of insurance will be provided to the BPU upon request. UE will name the BPU, NYSERDA, and State of New York as additional insured on all  policies of insurance for the duration of the work being performed. Each additional insured will be entitled to a 30-day notice prior to cancellation for any reason.

9.

UE will perform the work under this Agreement in an efficient and expeditious manner and in accordance with all of the terms and provisions of this agreement, and will require its contractors and subcontractors to do the same. TIE, its contractors, subcontractors, agents and servants will perform work in accordance with professional standards and with the diligence and skills expected for the performance of work of this type.

10.

In fulfilling its duties pursuant to this Agreement, UE agrees to indemnify and hold harmless the BPU, and its respective officers, directors, employees, contractors and subcontractors, against any and all losses, claims damages and expenses, including reasonable attorney's fees, arising out of the acts or negligence of UE or its contractors and subcontractors, except to the extent those losses, claims, damages and expenses arise from the acts or negligence of the BPU or its contractors and subcontractors.

11.

The relationship of UE to the BPU will be that of an independent contractor and not that of an agent or employee. In accordance with this status, UE its contractors and subcontractors, shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and shall not hold themselves out as, or claim to be acting in the capacity of officers, employees, agents, representatives or servants of the BPU, nor make any claim, demand or application for any right or privilege applicable to an employment relationship, nor have the right to bind the BPU to any obligation or liability to any third party.

12.

For the purpose of this agreement, Confidential Information shall be defined as all samples, materials, tests, logs, data, and documents interpreting them, which are obtained from the well. The parties acknowledge that the BPU's interest in Confidential Information is to assess the viability of long-term storage of CO2 related to its proposed power plant construction, and UE's interest in Confidential Information is to explore potential oil and gas opportunities in the vicinity of the well. Each party shall be entitled to use Confidential Information only in furtherance of its purpose, and shall use its best efforts to prevent the dissemination of confidential information for any other purpose.

Confidential information may be shared with the contractors and subcontractors - of each party only pursuant to a similar confidentiality agreement entered into between the party and its contractor or subcontractor. Additionally, the BPU may provide Confidential Information to governmental agencies related to the proposed power plant project, without a confidentiality agreement.

In the event that a party is required to release Confidential Information by law or court order, the party shall notify the other of the requirement, shall use its best efforts to prevent the release of information, and shall release the minimum information required by such law or order.

13.

UE shall, at all times, perform work in accordance with the laws, rules and regulations of the State of New York and any other political jurisdiction having application to the work to be performed under this Agreement

14.

At any time, the BPU may decide that the work is not progressing in a manner or time frame that will be beneficial to the BPU or that the data to be obtained from the well is no longer necessary, and may cancel this Agreement upon written notice to UE. Upon cancellation, the BPU will be liable to UE for all documented services performed up to the date of cancellation in accordance with Exhibit D. If drilling has progressed beyond the Medina formation, the BPU's costs shall include sealing the well back to the Medina formation.

15.

UE represents that the testing to be performed on behalf of the BPU will not affect or interfere with the production of the resultant or potential natural gas well. UE shall be solely responsible for the resultant or potential gas production from of the well and shall complete and produce, or plug and abandon, the well at its sole cost, risk and expense. The BPU does not claim any rights of ownership, lease rights or royalty interests in and to the well.

16.

This Agreement shall not be assigned by either party without the prior written consent of the other party. Entering into contracts and subcontracts for the performance of the agreed upon work scope shall not be deemed an assignment and shall not relieve either party of its obligations to the other under this Agreement.

17.

Neither party shall be liable to the other for any indirect, special or consequential damages.

18.

Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party, its contractors or subcontractors, which causes such party to be unable to perform all or part of its obligations under this Agreement, and which it has been unable to overcome despite the exercise of reasonable diligence. If such an event delays, but does not prevent, performance, then performance shall only be excused for the time of the event, and the party shall re-commence performance at the earliest possible time. Delay in performance under this provision shall not excuse payment for work performed to the date of delay.

19.

Each party shall assign a key contact person or persons who shall be continuously available during the performance of this agreement. Notification to that person shall constitute notification to the party. Contact persons are originally established as:

For the BPU:

Steven B. Kulig

P.O. Box 700

Jamestown, New York 14701

skulig@jamestownbpu.com

(716)661-1697

For UE:	Mike Hogan 133 W. Summit Lakewood, New York 14750 (716) 485-6873 mikeh(@unbriclledenergy.com

Contact persons may be changed at any time upon notification to the other party. Prior to commencement of drilling, a complete contact list will be prepared and provided to each company having access to the drilling site.

20.

In the event that UE encounters "Bass Island" oil or gas, UE reserves the right to cease drilling of the well in the drilling location and expeditiously move the well to a new location to be agreed upon. Upon relocation, the terms and conditions of this contract shall apply to the new well. UE will be solely responsible for the entire cost of the original well. UE and its contractors and subcontractors will work expeditiously to take actions to commence drilling of the well.

21.

This Agreement shall be interpreted in accordance with the laws of the State of New York. Any legal action to interpret or enforce this Agreement shall be commenced in Chautauqua County, New York.

22.

This Agreement represents the full agreement between the parties regarding the subject matter herein, and supersedes any prior agreements and verbal understandings regarding the work. This Agreement may be modified only by a subsequent written document signed by duly authorized representatives of the parties hereto.

in Witness Whereof. The parties have made and entered into this Agreement on the date first above written.